HARRISON PROPERTY
JOINT VENTURE AGREEMENT

THIS AGREEMENT is entered into this 27th day of August, 2003

BETWEEN:

INTERNATIONAL MILLENNIUM MINING CORP. a company incorporated under the laws of the Province of British Columbia having an office at Suite 502 - 595 Howe Street, Vancouver, British Columbia, V6C 2T5

(hereinafter "IMMC")

OF THE FIRST PART;

AND:

SUTCLIFFE RESOURCES LTD. a company incorporated under the laws of the Province of British Columbia having an office at Suite 420 - 625 Howe Street, Vancouver, British Columbia, Canada, V6C 2T6

(hereinafter "Sutcliffe")

OF THE SECOND PART;

WHEREAS:

A.
Pursuant to terms of the Harrison Property Sale and Purchase Agreement between IMMC and 606896 B.C. Ltd. made effective as of the 7th day of March, 2003, IMMC is the recorded and beneficial owner of an undivided fifty percent (50%) interest in certain mineral claims situated near Harrison Lake B.C. defined herein as the Properties, subject to the Leader Option, to certain Royalty Interests reserved for 6006896 B.C. Ltd. and to a Production Share Payment as set out therein;

B.
Pursuant to terms of the Harrison Property Sale Purchase and Assignment Agreement between Sutcliffe, 606896 B.C. Ltd. and IMMC made effective as of the 7th day of March, 2003, Sutcliffe is the recorded and beneficial owner of an undivided fifty percent (50%) interest in the Properties subject to the Leader Option, to certain Royalty Interests reserved for 6006896 B.C. Ltd. and to a Production Share Payment as set out therein;

C.	IMMC and Sutcliffe now wish to participate jointly in the further Exploration, evaluation and, if warranted, Development and Mining of the Properties.

NOW THEREFORE, this Agreement witnesses that, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree each with the other as follows

ARTICLE 1 - DEFINITIONS

1.1          In this Agreement:

"Accounting Procedures" means the procedures set forth in Schedule “II” attached hereto;

"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

"Agreement" means this Harrison Property Joint Venture Agreement, including all amendments and modifications thereof, and all attached schedules, which are incorporated herein by this reference;

"Area of Interest" means the area within the black border on the map which forms part of Schedule “IV” attached hereto;

"Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder;

"Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a particular Program and a schedule of cash advances to be made by the Participants. All references related to monetary funds in this Agreement shall be deemed to refer to the currency of Canada;

"Closing Date" means the date set forth in Section 3.6;

"Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the Mining, handling, milling, processing or other beneficiation of Products;

"Exploration" means all activities directed towards ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products;

"Feasibility Study" means a bankable report showing the feasibility of placing a prospective ore body located within the Properties into production and shall include, without limiting the generality of the foregoing, mining industry standard:
a) assessments of the size and quality of the mineable ore reserves;
b) assessments of the amenabilities of the ores to metallurgical treatments;
c) descriptions of preproduction work, permits, production equipment and supplies required to bring the prospective ore body into commercial production and the estimated cost thereof;
d) bases upon which any assumptions, such as process or Products, have been made; and
e) conclusions and recommendations in respect of the economic feasibility and timing for bringing the prospective ore body into commercial production.

Initial Contribution" means the contribution each Participant has made pursuant to Section 5.1;

"Joint Account" means the account maintained in accordance with the Accounting Procedures showing the charges and credits accruing to the Participants;

"LIBOR" means the rate at which dollar deposits in comparable amounts are offered for the same period to the TD Canada Trust Bank by prime banks in the London Interbank market at or about 11:00 a.m. on the second business day before commencement of the interest period;

"Leader Option" means the option/joint venture agreement with Leader Mining International Inc. (LMN) whereby LMN was granted the right and option to earn up to seventy percent (70%) interest in twelve (12) mineral claims within the Properties more particularly described in Schedule "VII";

"Management Committee" means the committee established under Article 7;

"Manager" means the person or entity appointed under Article 8 to manage Operations, or any successor Manager;

"Mining" means the mining, extracting, producing, handling, milling or other processing of Products;

"Net Profits Royalty" means certain amounts calculated as provided in Schedule “V”, a portion of which may be payable to a Participant under Article 6;

"Operations" means the activities carried out under this Agreement;

"Participant" and "Participants" means the Person, Persons or entities that from time to time have Participating Interests under this Agreement;

"Participating Interest" means the percentage interest representing the ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three (3) decimal places and rounded to two (2) decimal places (e.g. 1.519% rounded to 1.52%) . Decimals of .005 or more shall be rounded up to the next .01, decimals of less that .005 shall be rounded down to the previous .01. The initial Participating Interests of the Participants are set forth in Section 6.1;

"Person" means any individual or entity and the heirs, executors, administrators, legal representatives, successors and assigns of such "Person" where the context so permits;

"Products" means all ores, minerals and mineral resources produced from the Properties under this Agreement;

"Program" means a description in reasonable details of Operations to be conducted and objectives to be accomplished by the Manager during a specified period of time and/or in connection with a significant and customarily distinguished activity;

"Properties" means those interests in mining or mineral properties, mining or mineral rights or in real property described in Schedule “I” attached hereto and all other interests in mining or mineral properties, mining or mineral rights or in real property within the Area of Interest which are acquired and held subject to this Agreement;

"Royalty Interests" means the Advance Royalty, Production Royalty and Rock Royalty calculated, as provided in Schedule “III” and reserved for 606896 B.C. Ltd. pursuant to the Sales Agreements;

"Sales Agreements" means the Sale and Purchase Agreement between IMMC and 606896 B.C. Ltd., made effective March 7th 2003 and the Sale, Purchase and Assignment Agreement between Sutcliffe, 606896 B.C. Ltd. and IMMC made effective March 7th 2003, attached hereto as Schedules VI (A) and VI (B) respectively;

"Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of through conveyance; assignment; sale; reduction, combination, subdivision or re-division of corporate stock; corporate merger, reorganization or amalgamation; or otherwise; and

"Venture Company" means the business arrangement of the Participants under this Agreement;

ARTICLE 2 - REPRESENTATIONS; WARRANTIES; COVENANTS
AND TITLE TO ASSETS

Capacity of Participants
2.1           Each of the Participants represents and warrants as follows:

a)	that it is a corporation duly incorporated and in good standing in the Province of British Columbia and that it is qualified to do business and is in good standing in such Province;

b)
that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

c)
that it has the corporate power to own its interest in and to the Properties and to carry on the business presently carried on by it and is duly qualified or licensed to carry on business in all places where it presently conducts its business;

d)	other than as specified in this Agreement, it has not entered into any agreement of any nature granting rights to its interest in and to the Properties to any other Person;

e)	the entering into of this Agreement and the performance of the obligations contemplated hereby shall not conflict with, or shall not result in the violation of,

any of the terms or provisions of the constating documents of the Participant or any resolutions of its directors or shareholders, of any indenture or other agreement, written or oral, to which the Participant is a party and shall not give any Person any right to terminate or cancel any agreement or any right enjoyed by the Participant or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Participant's interest in the Properties;

f)
subject to the Leader Option and to the Royalty Interests, the Participant directly or indirectly owns good and marketable title to its interest in and to the Properties free and clear of any and all liens, pledges, charges, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising, and all of the interests, directly or indirectly, held by the Participant in and to the Properties are in good standing and neither the Participant nor any other entity through which it holds any such interests, is in material default of any agreement under which it has acquired or is acquiring any such rights;

g)
there are no actions, suits or proceedings pending or threatened against the Participant or its Assets at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality and the Participant is not aware of any existing grounds on which any such action, suit or proceeding might be commenced;

h)
it is not in default under or in breach of any contracts or agreements, written or oral, or indentures or other instruments to which it is a party that could negatively affect this Agreement and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach;

i)	no proceedings have been taken or authorized by it to initiate any proceedings for or in respect of bankruptcy, insolvency, liquidation, dissolution or winding up of the Participant; and

j)	that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

Representations and Warranties
2.2           All representations, warranties, and covenants related to confidentiality and indemnification contained in the Sales Agreements survive their termination and are expressly incorporated herein to the same extent as if set forth in full in this Agreement. The representations and warranties set forth in this Article 2 shall survive termination of this Agreement for a period of three (3) years.

Disclosures
2.3           Each of the Participants represents and warrants that it is unaware of any mineral facts or circumstances which have not been disclosed in this Agreement but should be disclosed to the other Participant in order to prevent the representation in this Article 2 from being materially misleading.

Covenants
2.4           The Participants covenant each with the other that they shall:

a)
perform or cause to be performed all such acts and deeds as may be required to achieve or to give full force and effect to the terms and conditions of this Agreement, including obtaining all necessary consents from third parties necessary to complete the transactions contemplated hereunder;

b)
obtain the approval of their directors for an ordinary resolution authorizing two officers or directors of the Participant to negotiate the transaction anticipated hereunder, conclude such negotiations and execute the Agreement;

c)	if required, diligently seek and obtain the appropriate regulatory approval of the Agreement and the transactions anticipated thereunder; and

d)	on the Closing Date, deliver or cause to be delivered to the other Participant or its solicitors, the documents and items listed in Section 3.8.

Record Title
2.5           IMMC holds an undivided fifty percent (50%) interest in record title to the Properties and Sutcliffe holds an undivided fifty percent (50%) interest in record title to the Properties. Record title to all Assets other than the Properties shall be held by the Manager for the benefit of the Venture Company.

Joint Loss of Title
2.6           Subject to Section 2.2, any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of a Participant shall be charged exclusively to the Participant breaching a representation or warranty.

ARTICLE 3 - NAME; PURPOSE; CLOSING AND TERM

General
3.1           IMMC and Sutcliffe hereby enter into this Agreement for the purposes hereinafter stated, and they agree that all of their rights and all of the Operations on or in connection with the Properties and the Area of Interest shall be subject to and governed by this Agreement.

Name
3.2           The name of the Venture Company shall be the Harrison Property Joint Venture Company or such other name as shall be agreed by the Participants. The Manager shall incorporate the Venture Company in British Columbia and maintain the records of the Venture Company in good standing.

Transactions
3.3           From and after the Closing Date of this Agreement, all transactions, contracts, employments, purchases, operations, negotiations and third parties and any other matter or act undertaken by the Participants in connection with the Properties shall be done, transacted, undertaken or performed in the name of the Venture Company.

Purposes
3.4           This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them accomplish such purposes:

a)	to conduct Exploration on the Properties,

b)	to acquire additional properties within the Area of Interest,

c)	to evaluate the possible Development of the Properties,

d)	to engage in Development and Mining Operations on the Properties,

e)	to engage in the disposition of Products, to the extent permitted by Article 11; and

f)	to perform any other operation or activity necessary, appropriate, or incidental to any of the foregoing.

Limitation
3.5           Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.4, and nothing in this Agreement shall be construed to enlarge such purposes.

Closing Date
3.6           The closing of this Agreement shall occur at the office of IMMC on the Closing Date. The Closing Date shall be no later than March 31, 2004, or such later date as the parties may agree upon in writing.

Termination
3.7           The parties hereto forthwith following execution of the Sales Agreements and the Agreement shall proceed with due dispatch and using their best efforts to each obtain, if required, regulatory acceptance of the Agreement. In the event that on or before sixty (60) days after the parties execute this Agreement, or such later date as the parties may agree to in writing, either party fails to obtain such approval of this Agreement, this Agreement shall terminate without further obligation by or on the part of either party. Except as set forth in the immediately proceeding sentence and in Article 12, neither party shall have any right to terminate this Agreement. The parties each undertake and agree to forthwith notify the other with respect to any regulatory acceptance of the Agreement.

Delivery of Documents on Closing
3.8           On or before the Closing Date:

a)	IMMC shall make available to Sutcliffe or its solicitors:

	i)	a certified true copy of the resolutions of the directors of IMMC approving the Agreement;

	ii)	if applicable, a certified true copy of correspondence from regulatory authorities to Sutcliffe accepting the transaction; and,

iii)
all such other documents and items that Sutcliffe may request in order to give effect to the terms and conditions of this Agreement, including any legal opinions as may be requested by Sutcliffe acting reasonably.

b)	Sutcliffe shall make available to IMMC or its solicitors:

	i)	a certified true copy of the resolutions of the directors of Sutcliffe approving the Agreement;

	ii)	if applicable, a certified true copy of correspondence from regulatory authorities to Sutcliffe accepting the transaction; and,

iii)
all such other documents and items that IMMC may request in order to give effect to the terms and conditions of this Agreement, including any legal opinions as may be requested by IMMC acting reasonably.

Effective Date and Term
3.9           The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for fifty (50) years from the effective date hereof and for so long thereafter as Products are produced by or on behalf of the Participants from the Properties or any portion thereof, or activities related to Exploration, Development or Mining are underway, whichever is later, unless this Agreement is earlier terminated as herein provided.

ARTICLE 4 - RELATIONSHIP OF THE PARTICIPANTS

No Partnership
4.1           Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial, or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant except as otherwise expressly provided herein. The rights, duties, obligations, and liabilities of the Participants shall be several and not joint or collective. Each Participant hereto shall be responsible only for its obligation as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend, and hold harmless the other Participant, its directors, officers, employees, agents, attorneys and Affiliates from and against any and all losses, claims, damages, and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents, attorneys or

Affiliates done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

Tax Election
4.2           The Participants hereby elect to register the Venture Company as a corporation under the Canada Income Tax Act and to have the arrangement evidenced by this Agreement. Each of the Participants shall be solely responsible for preparation and filing of its own income tax returns and reports.

Other Business Opportunities
4.3           Except as expressly provided to the contrary in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant and, except as otherwise provided in Section 12.7, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any interest in mineral rights, property or real property outside the Area of Interest at any time, or inside the Area of Interest after termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by the former Participant.

Waiver of Right to Partition
4.4           The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

Transfer or Termination of Rights to Properties
4.5           Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interests in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

Implied Covenants
4.6           No implied covenants whatsoever are contained in this Agreement other than the implied covenant of good faith and fair dealing.

ARTICLE 5 - CONTRIBUTIONS PARTICIPANTS

Participants' Initial Contributions
5.1           As its Initial Contribution, each of the Participants hereby contribute all of their respective interests in the Properties for the purpose of this Agreement. The deemed value of the Initial Contribution by IMMC is five hundred eighty five thousand dollars ($585,000.00) and the deemed value of the Initial Contribution by Sutcliffe is five hundred eighty five thousand dollars ($585,000.00) .

Additional Cash Contributions
5.2           Subject to any election permitted by Section 6.3 or Section 9.6, the Participants shall contribute funds to adopted Programs in direct proportion to their respective Participating Interests.

ARTICLE 6 - INTEREST OF PARTICIPANTS

Initial Participating Interests
6.1           The Participants shall have the following initial Participating Interests:

IMMC – fifty percent (50%)

Sutcliffe - fifty percent (50%)

Change in Participating Interests
6.2           A Participant's Participating Interest shall be changed as follows:

a)	Upon an election by a Participant pursuant to Section 6.3, to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

b)	As provided in paragraph (b) or (c) of Section 6.4; or

c)	As provided in Section 6.5; or

d)	By acquisition of less than all of the Participating Interest of the other Participant, however arising.

Voluntary Reduction of Participation

6.3	Subject to the provisions of paragraph (a) of Section 6.4, a Participant may elect, as provided in Section 9.6, to limit its contribution to an adopted Program and Budget as follows:

a)	To some lesser amount than its respective Participating Interest; or

b)	Not at all.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated as of the time the Program and Budget as to which the election applies becomes effective then, subject to Section 6.5, by dividing: (i) the sum of (a) the deemed value of the Initial Contribution by that Participant under Section 5.1, plus (b) the total prior contributions by that Participant under Section 5.2, plus (c) the amount, if any, which that Participant has elected to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Participants; and then multiplying the result by one hundred (100). The Participating Interest of the other Participant shall thereupon become the difference between one hundred percent (100%) and the recalculated Participating Interest; however, if the contributing Participant expends less than the budgeted amount of that adopted Program and Budget during the specified period, the Participating Interests shall be recalculated accordingly.

Default in Making Contributions

6.4	a)
The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default not cured by payment of all amounts due, including applicable interest at LIBOR plus two percent (2%), within thirty (30) days after written notice from the Manager to the defaulting Participant, the defaulting Participant shall be deemed to have elected to limit its contributions to the extent it has made contributions prior to the occurrence of the default and its Participating Interest shall be diluted and reduced in accordance with Section 6.3, thereby curing the default.

b)
If due to default of one Participant in making a required contribution or cash call, the non-defaulting Participant determines that it is necessary to revise an approved Program and Budget or implement an alternative Program and Budget, the non-defaulting Participant may do so without the approval or consent of the defaulting Participant, and without affecting its rights hereunder as against the defaulting Participant.

c)
If the Manager defaults in making a contribution or cash call, the Manager shall be deemed to have resigned as Manager pursuant to Section 8.4, and the Participating Interests of the parties shall be readjusted in accordance with Section 6.3, hereof.

d)
After completion of a Feasibility Study, if a Participant defaults in making a contribution, or meeting a cash call, or in repaying a loan, as required hereunder, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn from the Venture Company and to have automatically relinquished its entire Participating Interest to the non-defaulting Participant. Within thirty (30) days thereafter, the other Participant shall quitclaim the interest in Net Profits Royalty to the withdrawn Participant as provided under Section 6.7, and the withdrawn Participant shall thereafter have no other right, title or interest in the Assets or under this Agreement.

Relinquishment of Minority Interest
6.5           If during the term of the Agreement, a Participant's Participating Interest is reduced to twenty percent (20%) or less and if a Feasibility Study is completed and finalized by or on behalf of the participating Participant or upon the reduction of a Participant's Participating Interest to less than ten percent (10%) through dilution as specified in Section 6.3, or paragraph (b) of Section 6.4, whichever event occurs first (the "Relinquishment Event"), the non-participating Participant shall have the right, on a one time basis only, to reacquire up to thirty- five percent (35%) Participating Interest in the Venture Company (the "Buy Back Right"). Upon occurrence of the Relinquishment Event set forth in this Section 6.5, the participating Participant shall deliver to the non-participating Participant a Notice of Relinquishment granting the non-participating Participant one hundred twenty (120) days to exercise the Buy Back Right to increase the non-participant's Participating Interest in the Venture Company to a maximum of thirty-five percent (35%) by making a payment to the participating Participant equal to one and one half (1.5) times the amount over and above the Initial Contribution that the non-participating Participant would have had to expend in order to maintain a fifty percent (50%) interest in the Venture Company, less the total of all prior contributions, excluding the Initial Contribution, by the non-participating Participant to adopted Programs and Budgets pursuant to Section 5.2 hereof. Failure of the non-participating Participant to make the buy back payment set forth in this Section 6.5 shall result in the non-participating Participant being deemed to have withdrawn from the Venture Company and to have automatically relinquished its entire Participating Interest to the other Participant. Within thirty (30) days thereafter, the other Participant shall quitclaim an interest in Net Profits Royalty to the withdrawn Participant as provided under Section 6.7, and the withdrawn Participant shall thereafter have no other right, title or interest in the Assets or under this Agreement. During the one hundred twenty (120) days notice period specified in this Section 6.5, the participating Participant and the Manager shall make available to the non-participating Participant and its accountants, geologists, and other advisors, during normal business hours, all accounting, Exploration and Development data and information, including the Feasibility Study, if completed, required by the non-participating Participant in order to make the buy back decision set forth in this Section 6.5.

Continuing Liabilities Upon Adjustments of Participating Interests
6.6           No reduction of a Participant's Participating Interest under this Article 6 shall relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article 6, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of encumbrances arising by, through, or under such other Participant, other than those existing at the time the Properties were acquired or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the Province of British Columbia.

Net Profits Royalty
6.7           Upon relinquishment of a Participant's entire Participating Interest as provided under paragraph (d) of Section 6.4 or Section 6.5, or Section 12.3, the remaining Participant shall quitclaim the interest in Net Profits Royalty to the withdrawn Participant.

ARTICLE 7 - MANAGEMENT COMMITTEE

Organization and Composition
7.1           The Participants hereby establish a Board of Directors (the "Management Committee") to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by IMMC and two members appointed by Sutcliffe. Appointments shall be made or changed by notice to the other Participant.

Decisions
7.2           Each Participant, acting through its appointed members, shall have two votes on the Management Committee. Subject only to the provisions of Section 9.4 and Section 9.5, the votes of the Participant with a Participating Interest over fifty percent (50%) shall determine the decisions of the Management Committee and in the event of a tie vote the Manager, unless the Manager has been appointed by the arbitration procedure set out in Section 8.1, shall make the decision in question and the Manager's decision shall be final, conclusive and binding on the Management Committee and the Participants. In the event the Manger has been appointed by arbitration procedure and is thus unable to make the decision in question, the Management Committee shall manage the Properties on a care and maintenance basis until such time as the Participants have either agreed upon the appointment of a Manager or have otherwise resolved the tie vote on the decision in question.

Meetings
7.3           The Management Committee shall hold regular meetings at the conclusion of each Program at mutually acceptable locations, but not less frequently than annually before completion of a Feasibility Study and not less frequently than quarterly thereafter. The Manager shall give ten (10) days' prior notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon thirty (30) days' notice to the Manager and other Participant. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least the Manager and one member representing each Participant is present. If a quorum is not present within thirty (30) minutes after the time fixed for holding a meeting, the meeting shall be adjourned to the same day of the next following week (unless such day is a non-business day in which case it shall be adjourned to the next following business day thereafter) at the same time and place. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. Members may waive in writing the giving of such notice before or at such meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days of the meeting. The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture Company cost. All other costs shall be paid for by the Participants individually.

Action Without Meeting
7.4           In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by Participants. Any resolutions by the Participants may be signed in one or more counterparts and shall be legal and binding as if passed at a duly called and conducted meeting of the Management Committee.

Matters Requiring Approval
7.5           Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

ARTICLE 8 – MANAGER

Appointment
8.1           The Participants shall appoint the Manager with overall management responsibility for Operations at the initial meeting of the Management Committee which shall take place within thirty (30) days of Sutcliffe completing the terms of the Sales, Purchase and Assignment Agreement with 606896 B.C. Ltd., but in any event not later than May 31, 2004. If the Participants cannot agree upon the appointment of a Manager, such appointment shall be arbitrated pursuant to Section 16.2. The initial Manager shall remain as Manager until the Participating Interest of one of the Participants becomes less than fifty percent (50%), at which time the Manager, if not the majority Participant, shall resign and be replaced by the Participant whose Participating Interest becomes greater than fifty percent (50%). The new Manager agrees to serve until his or her resignation or deemed resignation pursuant to Section 8.4 .

Powers and Duties of Manager
8.2           Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

a)	The Manager shall manage, direct, and control Operations.

b)
The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

c)	The Manager shall:

i)
purchase or otherwise acquire all materials, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

	ii)	obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

iii)
keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

d)	The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgement of the Manager.

e)	The Manager shall:

	i)	make or arrange for all payments required by leases, licenses, permits, contracts, and other agreements related the Assets;

ii)
pay all taxes, assessments, and like charges on Operations and Assets except taxes determined or measured by a Participant's sales review or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deep reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges;

iii)
on the first day following thirty (30) days of continuous production of a commercially saleable mineral product from the Properties (the Commencement of Commercial Production) calculate the proportional obligation of each Participant with respect to the Production Share Payment set out in Sections 9 and 10 of the respective Sales Agreements attached as Schedules VI (A) and VI (B) hereto;

	iv)	make or arrange for the calculation and payment of all Royalty Interests pursuant to and as more particularly described in Schedule “III” attached hereto; and

	(v)	shall do all other acts reasonably necessary to maintain the Assets in good order and standing.

f)	The Manager shall:

	i)	apply for all necessary permits, licenses and approvals;

	ii)	comply with applicable federal, provincial and local laws and regulations;

	iii)	promptly notify the Management Committee of any allegations of substantial violation thereof; and

	iv)	prepare and file all reports or notices required for Operations.

The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith effort to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

g)
Any and all claims and suits by third parties arising out of Operations conducted on behalf of the parties pursuant to this Agreement and brought against the Manager and any or all of the Participants may, to the extent not covered by insurance, be compromised and settled or defended by the Manager; PROVIDED HOWEVER, that the Manager shall not pay more than one hundred thousand dollars ($100,000) in the settlement of any such claim or suit without first obtaining the unanimous approval of the Management Committee. When the amount of any such claim or suit brought against the Manager and any or all of the Participants exceeds one hundred thousand dollars ($100,000), the Manager shall promptly seek the advice of the Management Committee and shall comply with any directions given by the unanimous consent of the Management Committee with respect thereto. Each Participant shall have the right to participate through its own counsel, at its own expense, in the settlement, compromise or defense of any claims and suits as aforesaid in amounts in excess of one hundred thousand dollars ($100,000); PROVIDED HOWEVER, that all expenditures incurred by the Manager in prosecuting, defending, compromising or settling any such claims and suits shall be borne by the Participants in proportion to their Participating Interests.

h)	The Manager shall provide insurance for the benefit of the Participants consistent with sound business practice.

i)
The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that the Properties may be abandoned or surrendered only as provided in Article 14. However, without prior authorization from the Management Committee, the Manager shall not:

	i)	enter into any sales contracts or commitments for Product except as permitted in Section 11.2;

	ii)	dispose of any assets in one transaction or in a related series of transactions having a value in excess of one hundred thousand dollars ($100,000); or

	iii)	begin a liquidation of the Venture Company.

j)	The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

k)
The Manager shall make all payments and perform all acts which provincial law and regulations require in order to maintain any unpatented mining claims included within the Properties including, without limitation, payment of the mining claims assessment fees.

l)
The Manager may locate, amend or relocate any unpatented mining claims or mill site or tunnel site, and locate any fractions resulting from such amendment or relocation. In addition, the Manager may, if authorized by the Management Committee:

	i)	apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites;

	ii)	abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquire rights to the ground covered thereby;

iii)
exchange with or convey to the Province of British Columbia any of the mineral claims within the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground; and,

	iv)	convert any unpatented claims or mill sites into one or more lease or other forms of mineral tenure pursuant to provincial law hereafter enacted.

m)
The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedures and in accordance with customary financial and cost accounting practices in the mining industry.

n)	The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

	i)	monthly progress reports which include reports of activities undertaken and statements of expenditures and comparisons of such activities and expenditures to the adopted Program and Budget;

	ii)	periodic summaries of data acquired including drilling logs, geologysics reports and assays;

	iii)	copies of all reports concerning Operations; and

	iv)	a detailed final report within forty-five (45) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures.

At all reasonable times, the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy Exploration, Development and Mining data including but not limited to all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, feasibility studies, accounting, Mill reports, smelter reports and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

o)
The Manager shall undertake all other activities reasonably necessary to fulfil the foregoing. The Manager shall not be in default of any duty under this Section 8.2, if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

p)
The Manager agrees to indemnify the non-managing Participant and save the non-managing Participant harmless from and against all actions, suits, claims, and demands whatsoever by any Person or Persons whomever in respect of any loss, injury, damage or obligation to compensate arising out of or connected with or resulting from any willful misconduct in violation of local, provincial or federal laws engaged in by the Manager, its servants, agents and employees in carrying out any of its functions or duties pursuant to this Agreement; PROVIDED HOWEVER, that no act or omission is done or omitted at the instruction of or with the concurrence of the non-managing Participant or the Management Committee.

Standard of Care
8.3           The Manager shall conduct all Operations in a good, workmanlike, and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts, and other agreements pertaining to the Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributed to the Manager's willful misconduct or gross negligence.

Resignation; Deemed Offer to Resign
8.4           A Manager, who is not a Participant, may resign upon three (3) months prior notice to the Management Committee, whereupon the Management Committee shall appoint another Manager as set out in Section 8.1. A Manager, who is a Participant, may resign upon three (3) months prior notice to the other Participant, in which case the other Participant may elect to become a new Manager by notice to the resigning Participant within twenty-five (25) days after notice of resignation. If the Manager is a Participant and any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer:

a)	The Participating Interest attributable to the Manager becomes less than fifty percent (50%); or

b)
The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance; or

c)	The Manager fails to pay or contest in good faith the Venture Company's invoices within sixty (60) days after they are due; or

d)	The Manager fails to propose a Program and Budget in excess of one hundred and fifty thousand dollars ($150,000) in any year without the mutual written agreement of the Participants.

e)
A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after notice from the other Participant demanding performance; or

f)
The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

g)
Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of the Manager's assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Any Manager that is replaced shall turn over to its successor all control and possession of the Property, all documents, books, records and accounts relating to the Operations together with all monies held by it as Manager and the new Manager can complete the Program that is in progress. In the event said remaining Participant elects not to become the new Manager this Agreement shall terminate in accordance with Article 12.

Payments to Manager
8.5           The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedures.

Transactions With Affiliates
8.6           If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case with unrelated persons in arm's-length transactions.

Activities During a Deadlock
8.7           If the Management Committee for any reason fails to adopt a Program and Budget, then subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended. In any event, the Manager shall have the right to protect, care for and maintain the Properties and Assets and to receive from the Participants, the funds necessary for such protection, care and maintenance.

ARTICLE 9 - PROGRAMS AND BUDGETS

Initial Program and Budget
9.1           The initial Program and Budget shall be prepared by the Manager for adoption by the Management Committee within sixty (60) days of the initial Management Committee meeting set forth in Section 8.1.

Operations Pursuant to Programs and Budgets
9.2           Except as otherwise provided in Section 9.7 and Article 13, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets, which Programs and Budgets if over one million dollars ($1,000,000) shall be for a period of no less than one (1) year.

Presentation of Programs and Budgets
9.3           Each adopted Program and Budget, regardless of length, shall be reviewed at least twice per year at the semi-annual meeting of the Management Committee. Within sixty (60) days after completion of each adopted Program and Budget, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Each such proposed Program and Budget shall be in a form and degree of detail accepted as standard by the mineral exploration and mining industry.

Limitations on Proposed Programs and Budgets
9.4           Proposed Programs and Budgets greater than one million dollars ($1,000,000) or less than one hundred and fifty thousand dollars ($150,000) shall be subject to certain limitations and conditions as follows:

a)
If a proposed Program and Budget calls for the expenditure of one million dollars ($1,000,000) or less, then that proposed Program and Budget may be approved in accordance with the provisions of Section 7.2 and Section 9.5. Any proposed Program and Budget which involves the expenditure of more than one million dollars ($1,000,000) shall require the unanimous consent of all Participants; and

b)
If a Program and Budget are not proposed or if a proposed Program and Budget calls for the expenditure of less than one hundred and fifty thousand dollars ($150,000) in any year then the Participant that is not the Manager shall have the right to propose a Program and Budget for consideration by the Management Committee.

Review and Approval of Proposed Programs and Budgets
9.5           Within forty-five (45) days after submission of a proposed Program and Budget and receipt of the detailed final report of the previous Program and Budget as required by paragraph (n) of Section 8.2, each Participant shall submit to the Management Committee:

a)	Notice that the Participant approves and will participate in the proposed Program and Budget to the extent of its Participating Interest; or

b)
Proposed modifications of the proposed Program and Budget including notice of total amounts a Participant is willing to expend for a Program and Budget, if different from amounts attributable to its Participating Interest; or

c)	Notice that the Participant disapproves or rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Program and Budget. If a Participant makes a timely submission within said forty-five (45) days to the Management Committee pursuant to Section 9.5 (b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to all Participants taking into account any proposals of a Participant to contribute less than its Participating Interest (including no contribution), and thereby be subject to dilution pursuant to Section 6.3. If the Participants cannot unanimously agree on a new Program and Budget at least forty-five (45) days after the proposed

Program and Budget is presented to the Management Committee, the provisions of Section 7.2 shall apply in the Management Committee's approving a Program and Budget and if there is no Program and Budget approved by the Management Committee, the deadlock provisions of Section 9.7 shall apply.

Election to Participate
9.6           Subject to the provisions of Section 6.3 and paragraph (a) of Section 6.4, by notice to the Management Committee within twenty (20) days after adoption of a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interests, or not at all, in which case its Participating Interest shall be recalculated as provided in Article 6. If a Participant fails to so notify the Management Committee, that Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

Deadlock on Proposed Programs and Budgets
9.7           In the Participants, acting through the Management Committee, fail to approve a Program and Budget by the time specified in Section 9.5 ("Review and Approval of Proposed Programs and Budgets"), the provisions of Section 8.7 ("Activities During Deadlock") and 12.2 ("Termination of Inactivity") shall apply.

Budget Overruns; Program Changes
9.8           The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager fails to expend 90% of an adopted Budget that a participant elects not to contribute, then such Participant shall have the right to elect to participate in accordance with Section 9.6. If the Manager exceeds an adopted Budget by more than five percent (5%), then the excess over five percent (5%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.9 or unless otherwise authorized by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of five percent (5%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

Emergency or Unexpected Expenditures
9.9           In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulations. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests as of the time the emergency or unexpected expenditures are incurred.

ARTICLE 10 - ACCOUNTS AND SETTLEMENTS

Monthly Statements
10.1           The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

Cash Calls
10.2           On or before the last day of each calendar month, the Manager shall submit to each Participant a bill for estimated cash requirements for the next calendar month. Within fifteen (15) days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the anticipated rate of disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements shall be maintained in an interest-bearing bank account for the benefit of the Joint Account.

Failure to Meet Cash Calls
10.3           A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over LIBOR, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in Section 6.4.

Audits
10.4           Upon request made by any Participant within twelve (12) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twelve (12) months after the end of such period), the Manager shall order an annual audit of the accounting and financial records for each calendar year (or other accounting period). All written exceptions to or claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report. Failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of chartered or certified general accountants selected by the Manager. In addition, any Participant may conduct such an audit at any time at its sole cost and expense, provided that such an audit does not unreasonably interfere with the Operations and that the results thereof shall be contained in a written report distributed to all Participants as soon as the audit is complete.

ARTICLE 11 - DISPOSITION OF PRODUCTION

Taking In Kind
11.1           The Participants shall share in all Products in accordance with their Participating Interests. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective shares of Products will be available.

Failure of Participant to Take in Kind
11.2           If a Participants fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase that Participant's share for its own account or to sell such share as agent for that Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of Products, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

ARTICLE 12 - WITHDRAWAL AND TERMINATION

Termination by Expiration or Mutual Agreement
12.1           This Agreement shall expire as expressly provided in Section 3.9, unless sooner terminated by mutual written agreement of the Participants.

Termination by Inactivity
12.2           If the Management Committee fails to adopt a Program and Budget for thirty-six (36) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate this Agreement by giving notice of termination to the other Participant.

Withdrawal
12.3           A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear or liens or other encumbrances arising by, through or under such withdrawing Participant (except those exceptions to title to which both Participants have given their written consent after the effective date of this Agreement) all of its Participating Interest in the Assets and in this Agreement. No withdrawal under this Section 12.3 or otherwise shall relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 12.3, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred. Within thirty (30) days thereafter the non-withdrawing Participant shall quitclaim the interest in Net Profits Royalty to the withdrawn Participant, as provided under Section 6.7 and the withdrawn Participant shall thereafter have no other right, title, or interest in the Assets or under this Agreement.

Continuing Obligations
12.4           On termination of this Agreement under Section 12.1, the Participants shall remain liable in accordance with their Participating Interests at the time of such termination for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

Disposition of Assets on Termination
12.5           Promptly after termination under Section 12.1, the Manager shall take all action necessary to wind up the activities of the Venture Company, and all costs and expenses incurred in connection with the termination of the Venture Company shall be expenses chargeable to the Venture Company. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture Company to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgement, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

Right to Data After Termination
12.6           After termination of this Agreement pursuant to Section 12.1, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it.

Non-Compete Covenants
12.7           A Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Section 6.4 or Section 6.5, shall not directly or indirectly acquire any interest in real property within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.7, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

Continuing Authority
12.8           On termination of this Agreement under Section 12.1 or the deemed withdrawal of a Participant pursuant to Section 6.4 or Section 6.5 or the withdrawal or a Participant pursuant to Section 12.2, the Manager shall have the power and authority to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations, and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture Company, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE 13 - ACQUISITIONS WITHIN THE AREA OF INTEREST

General
13.1           Any interest or right to acquire any interest in real property within the Area of Interest, acquired prior to or during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

Notice to Nonacquiring Participant
13.2           Within fifteen (15) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program for the Venture Company), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

Option Exercised
13.3           If, within fifteen (15) days after receiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant, by special warranty deed, such proportionate undivided interest therein. The acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-or-pocket cash acquisition costs.

Option Not Exercised
13.4           If the other Participant does not give such notice within the fifteen (15) day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

ARTICLE 14 - ABANDONMENT AND SURRENDER OF PROPERTIES

Surrender or Abandonment of Properties
14.1           The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties and transfer same to 606896 B.C. Ltd. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting

Participant, by special warranty deed and without cost to the objecting Participant, all of the surrendering Participant's interest in such Properties to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties.

Reacquisition
14.2           If any part or all of the Properties are abandoned or surrendered under the provisions of this Article 14 then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two (2) years following the date of such abandonment or surrender. If a Participant reacquires any such Properties in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within forty-five (45) days after it has actual notice of such reacquisition, to have such Properties made subject to the terms of this Agreement. In the event such an election is made, such reacquired Properties shall thereafter be treated as fully part of the Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

ARTICLE 15 - TRANSFER OF INTEREST

General
15.1           A Participant shall have the right to Transfer to any third party (the “Transferee”) a part or all of its interest in or to this Agreement, its Participating Interest, or the Assets, but only as provided in this Article 15.

Limitations on Free Transferability
15.2           The right to Transfer under Section 15.1, shall be subject to the following terms, conditions and limitations:

a)
No Transferee of a part or all of the interest of a Participant in this Agreement, a Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in paragraphs (c) and (d) of this Section 15.2, the Transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

b)
No Transfer permitted by this Article 15 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

c)
If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, a Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interest of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the Transferee shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

d)
If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article 11, creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement; and

e)	Only Canadian currency shall be used for Transfers for consideration.

Preemptive Right
15.3           Except as otherwise provided in Section 15.4, if a Participant desires to Transfer a part or all of its interest in this Agreement, a Participating Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interest as provided in this Section 15.3:

a)
A Participant intending to Transfer a part or all of its interest in this Agreement, a Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer, contract or agreement. The other Participant shall have sixty (60) days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated within sixty (60) days after notice of such election is delivered to the transferring Participant.

b)
If the other Participant fails to so elect within the period provided for in paragraph (a) of Section 15.3, the transferring Participant shall have sixty (60) days following the expiration of such period to consummate the Transfer to a Transferee on the exact terms offered by the transferring Participant to the other Participant in the notice required in paragraph (a) of Section 15.3.

c)
If the transferring Participant fails to consummate the Transfer to a Transferee within the period set forth in paragraph (b) of Section 15.3, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

In order to prevent collusion on the part of a transferring Participant and a potential Transferee, the transferring Participant shall be required to deliver to the other Participant an opinion letter from the transferring Participants independent external accountant confirming the purchase price the transferring Participant received for its interest in this Agreement, a Participating Interest or the Assets. In addition, such transferring Participant shall be required to produce such opinion letter for the following two (2) years to ensure that no part of the purchase price is returned to the Transferee. Furthermore, and as a condition on becoming Participant, the Transferee agrees to deliver a similar opining letter from its independent external accountant to the other Participant for the following two (2) years.

Exceptions to Preemptive Rights
15.4           Section 15.3 shall not apply to the following:

a)	Transfer pursuant to Section 14.1;

b)
Transfer by a Participant of its entire Participating Interest to its wholly owned subsidiary; provided, however, that if such a Transfer to its wholly owned subsidiary is made by a Participant, then the preemptive right established by Section 15.3 ("Preemptive Right") shall thereafter not only bind the wholly owned subsidiary but also apply to the proposed Transfer of any interest in the wholly owned subsidiary, including the sale of any portion of its shares;

c)	The grant by a Participant of a security interest in any interest in this Agreement, a Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien, or other encumbrance;

d)	A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article 11; or

e)
Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the capital stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of the Participant.

ARTICLE 16 - DISPUTES

Operations
16.1           No dispute among the Participants shall cause suspension of Operations.

Default and Arbitration
16.2           Notwithstanding Section16.1, any material default by one Participant which affects the ability of the Venture Company to carry out its purpose or to carry out an approved Program and Budget shall excuse the non-defaulting Participant from further performances hereunder until the default is cured. Except as provided in Section 3.7, in the event of any default or failure by either Participant to comply with any of the covenants, terms or conditions of this Agreement, the non-defaulting Participant shall give the defaulting Participant written notice of the default or failure, specifying details of same. If such default or failure is not remedied within thirty (30) days after receipt of notice, provided the same can reasonably be completed within that time, or if not, if the defaulting Participant has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, then the dispute shall be settled by arbitration, pursuant to this Section 16.2. The non-defaulting Participant shall appoint one arbitrator, and shall notify the defaulting Participant of such appointment and the defaulting Participant shall, within fifteen (15) days after receiving such notice either consent to the appointment of such arbitrator which shall then carry out the arbitration or appointment an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within thirty (30) days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the defaulting Participant shall fail to appoint an arbitrator within fifteen (15) days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator, and if the two arbitrators appointed by the Participants shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the arbitration legislation in the Province of British Columbia. Except as specifically provided otherwise in this Section 16.2, the arbitration herein provided for shall be conducted in accordance with such legislation. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, B.C., for the purpose of hearing the evidence and representation of the Participants, and the chairman shall preside over the arbitration and determine all questions of procedure not provided for under such British Columbia legislation or this Section 16.2. After hearing any evidence and representations that the Participants may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce single arbitrator, or the arbitrators, as the case may be, shall make an sward and reduce the same to writing, and deliver one copy thereof of each of the Participants. The expense of the arbitration shall be paid by the losing Participant. The Participants agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

ARTICLE 17 - CONFIDENTIALLITY

General
17.1           The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be exclusive property of the Participants and, except as provided in Section 17.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

Exceptions
17.2           The consent required by Section 17.1 shall not apply to a disclosure to:

a)	an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

b)	a third party to whom the disclosing Participant contemplates a Transfer of all of its interest in or to this Agreement, its Participating Interest, or the Assets; or

c)	a government agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 17.2 is applicable, the disclosing Participant shall give notice to the other Participant at least two (2) business days before the making of such disclosure. As to any disclosure pursuant to paragraph (a) or (b) of Section 17.2, only such confidential information as such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article 17.

Duration of Confidentiality
17.3           The provisions of this Article 17 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to a Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two (2) years following the date of such occurrence.

ARTICLE 18 - GENERAL PROVISIONS

Notice
18.1           All notices, payments, and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

If to IMMC:	International Millennium Mining Corp.
502 - 595 Howe Street
Vancouver, British Columbia
V6C 2T5
Attention: Mr. John A. Versfelt

If to Sutcliffe:	Sutcliffe Resources Ltd.
420 - 625 Howe Street
Vancouver, British Columbia
V6C 2T6
Attention: Mr. Glen Indra
Fax: 604-608-0344
e-mail: info@starfieldres.com

All Notices shall be given (i) by personal delivery to the Participant; or (ii) by electronic communications, with a confirmation simultaneously sent by registered or certified mail return receipt requested; or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; (ii) if by electronic communication on the next business day following receipt of the electronic communication; and (iii) if solely by mail on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

Waiver
18.2           The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

Time is of the Essence
18.3           Time shall be of the essence in this Agreement.

Indemnification
18.4           Each Participant (the "Indemnifying Participant") hereby agrees to indemnify and hold the other Participants and the Venture Company and their directors, officers, employees, agents and attorney, harmless from and against any and all losses, claims, damages, demands, action, proceedings, investigations and rights of action (including reasonable attorney's fees and costs, whether a suit is instituted or not, and if instituted, whether at any trial or appellate level) which shall or may arise by virtue of: (a) anything done or omitted to be done by the Indemnifying Participant (through or by its agents, employee or other representatives) outside the scope or in the breach of the terms of this Agreement; (b) any breach of warranty or representation contained herein; (c) any assumption of liability of the Indemnifying Participant; and, (d) any misrepresentation, omission or inaccuracy in any schedule, instrument or paper delivered or to be delivered hereunder or in connection with the transactions herein contemplated, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants. The other Participant shall be notified promptly of the existence of any claim, demand, action, proceeding, investigation or cause of action and shall be given reasonable opportunity to participate in the defense thereof.

Modifications
18.5           No modifications of this Agreement shall be valid unless made in writing and duly executed by the Participants.

Force Majeure
18.6           Anything to the contrary herein notwithstanding, except for the obligation to make payments and meet cash calls when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgements or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid any actual or alleged, present or prospective violation of federal, provincial, or local environmental standards; acts of war or conditions arising out of or attributable to war, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services, or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

Governing Law
18.7           This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

Rule Against Perpetuities
18.8           Any right or option to acquire any interest in mineral rights or property or in any real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within the term set forth is Section 3.9.

Further Assurances
18.9           Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Survival of Terms and Conditions
18.10          The terms and provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Participants in whose favour they run.

Entire Agreement; Successors and Assigns
18.11          This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling.

Memorandum
18.12          A memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by the Manager. This Agreement shall not be recorded.

Counterparts
18.13          This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single agreement.

Severability
18.14          If any provision or section of this Agreement or of any supplements or modifications hereto should be held invalid by operation of law or by any court of competent jurisdiction, or if compliance with or enforcement of any provision or section should be restrained by any such court pending a final determination as to its validity, the remainder of this Agreement and of any supplements or modifications hereto, or the application of such provision or section to Persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement has been restrained, shall not be affected thereby.

Number and Gender
18.15          All references to any party to this Agreement shall be read with such changes in numbers and gender as the context hereof or reference to the parties hereto may require.

Approvals
18.16          All references to approval, authorizations or consent means written approval, authorization or consent.

Delivery by Facsimile
18.17          This Agreement shall be considered to have been executed and delivered when either an originally executed copy of the Agreement has been delivered to each party hereof or when a facsimile copy of the Agreement, whether in counterpart or not, evidencing the signatures of the parties has been exchanged provided that the parties in the case of facsimiled copies shall thereafter take steps to cause originally signed copies of the Agreement to be exchanged between them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Signed, Sealed and delivered by	)
INTERNATIONAL MILLENNIUM	)
MINING CORP.	)
)
/s/ John A. Versfelt	)	c/s
Authorized Signatory	)
)
/s/ Jim Philip	)
Authorized Signatory	)

Signed, Sealed and delivered by	)
SUTCLIFFE RESOURCES LTD.	)
)
/s/ Laurence Stephenson	)	c/s
Authorized Signatory	)
)
/s/ Glen Indra	)
Authorized Signatory	)

SCHEDULE “I”

to the Harrison Property, Joint Venture Agreement between , International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the. ______________________day of ______________, 200_____.

HARRISON PROPERTIES

Being the following 76 Mineral Claims, consisting of 770 claim units, situated in New Westminster Mining District, near Harrison Lake in the Southwestern portion of the Province of British Columbia.

Table 1. Settler Property - Harrison Lake Claims

Status as of: August 27, 2003

Claim Name	Units	Map Sheet	Record #	Expiry Date
PD 1 PD 2 PD 3 PD 4 PD 5 PD 6 PD 7 PD 8 PD 9 PD 10 PT 10 LS 2 PT 2 LS 5 LS 6 TWO LS 1 LS 3 LS 4 CLIFF JV OLD SETTLER 2 JV 2	1 1 1 1 1 1 1 1 1 1 4 18 12 9 6 1 18 6 9 18 18 4 12	M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052 & 63
M092H052 & 53
M092H053	378836 378837 378838 378839 378840 378841 378842 378843 378844 378845 383430 379906 380426 383628 383629 383627 379905 383310 383311 389213 389212 391725 392208	06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03
06-Dec-03

23 claims	145 units

…2

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Table 2. Buffer Property - Harrison Lake Claims

Status as of: August 27, 2003

Claim Name	Units	Map Sheet	Record #	Expiry Date
BUFFER 6 BUFFER 7 BUFFER 5 PT 6 BUFFER 4 BUFFER 8 BUFFER 9 BUFFER 10 AO 6 AO 7 OLD FORK 1 OLD FORK 2 OLD FORK 3 OLD FORK 4 OLD FORK 5 OLD FORK 6 VI VIA URQ 1 URQ 2 Jackie 5 DH 1	20 15 16 20 14 16 16 14 1 1 1 1 1 1 1 1 15 5 20 20 14 1	M092H062
M092H062
M092H062
M092H052 & 62
M092H052 & 62
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052
M092H052 & 62
M092H052 & 62
M092H062
M092H062
M092H062
M092H062	385458 385459 385457 378834 385456 386339 386340 386140 386848 386849 389892 389893 389894 389895 389896 389897 391726 391939 391940 391941 392613 392968	24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04
24-Feb-04

22 claims	214 units

N.B. These claims have been grouped thus the common anniversary date.

…3

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Table 3. Hornet Property - Harrison Lake Claims

Status as of: August 27, 2003

Claim Name	Units	Map Sheet	Record #	Expiry Date
AT 2 AT 1 CU 3 CU 1 CU 4 NI 1 NI 2 NI 4 NI 5 CU 2 Duff Duff 1 Duff 2 Duff 3	20 6 16 6 18 18 9 20 20 8 15 18 6 8	M092H052 & 62 M092H052 & 62 M092H052 & 62 M092H062 M092H062 M092H062 M092H062 M092H062 M092H061, 62 M092H062 M092H062 M092H062 M092H062 M092H062	386842 386841 380432 380430 380433 380434 380435 380437 380438 380451 389891 389889 389891 389214	06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03

14 claims	188 units

N.B. These claims have been grouped thus the common anniversary date.

…4

4

Table 4. Clear Creek Property - Harrison Lake Claims

Status as of: August 27, 2003

Claim Name	Units	Map Sheet	Record #	Expiry Date
NI 3 NI 6 CO 1 CO 2 CO 3 CO 4 LAHNA 1 LAHNA 2 LAURA 1 LAURA 2 LAURA 9 LAURA 6 LAURA 4 LAURA 5 CR 1 CR 2 LAURA 3	12 20 12 20 8 16 16 20 15 10 20 14 16 16 1 1 6	M092H062 M092H061 & 62 M092H061, 62, 71 & 72 M092H061 & 62 M092H061 M092H061 & 71 M092H071 & 72 M092H071 M092H062 M092H062 M092H062 M092H062 & 72 M092H062 & 72 M092H062 & 72 M092H062 M092H062 M092H062	380436 380439 380440 380441 380442 380443 385365 385366 383987 383988 383991 383995 383993 383994 383997 383998 383989	06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03 06-Dec-03

17 claims	223 units

N.B. These claims have been grouped thus the common anniversary date.

_________________________________*******__________________________________

SCHEDULE "II"

to the Harrison Property Joint Venture Agreement between International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the ______day of _______, 200____.

ACCOUNTING PROCEDURES

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. References in these Accounting Procedures to Sections and Articles are to those located in these Accounting Procedures unless it is expressly stated that they are references to the Agreement.

ARTICLE 1 - GENERAL PROVISIONS

General Accounting Records
1.1        The Manager shall maintain detailed and comprehensive accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documents, sufficient to provide a record of revenues and expenditures and periodic statements of financial 0position and the results of operation for managerial, tax regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

Bank Accounts
1.2        The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Venture Company.

Statements and Billings
1.3        The Manager shall prepare statements and bill the Participants as provided in Article 10 of the Agreement. Payment of any such billings by any Participant shall not prejudice such Participant's right to protest or question the correctness of the statement and bills for a period not to exceed twelve (12) months following the date when such statements and billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twelve (12) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article 5 of these Accounting Procedures.

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ARTICLE 2 - CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Accounts with the following:

Rental, Royalties and Other Payments
2.1        All property acquisition and holding costs, including filing and recording fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title of the Assets.

Labour and Employee Benefits

2.2	a)
Salaries and wages of the Manager's employees, if any, directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by the Manager in Operations, but excluding the Manager’s employees in the Manager’s home or district offices, if any.

b)
The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under paragraph (a) of Section 2.2. Such costs shall be charged on a 'when and as paid basis'.

c)
The Manager's actual cost of established plans for employee' group life insurance, hospitalization, pension, retirement, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under paragraph (a) of Section 2.2 rather than employee's benefit plan) and other benefit plans of a like nature applicable to salaries and wages chargeable under paragraph (a) of Section 2.2, provided that the plans are limited to the extent feasible to those customary in the industry.

d)
Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under paragraph (a) of Section 2.2, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

Materials, Equipment and Supplies
2.3        The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Manager or any Participant as provided in Article 3 hereof. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

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Equipment and Facilities Furnished by Manager
2.4        The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rental or lease rates commensurate with the actual costs of ownership and operations of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, and depreciation but shall not be greater than that which can be provided on a comparable basis by third parties.

Transportation
2.5        Reasonable transportation costs incurred in connection with the transportation of employees and Material necessary for the Operations.

Contract Services and Utilities
2.6        The cost of contract services and utilities procured from outside sources, other, than services described in Section 2.9 and 2.1.3. If contract services are performed by the Manager or a Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

Insurance Premiums
2.7        Premiums paid or accrued for insurance required for the protection of the Participants pursuant to the Agreement.

Damages and Losses
2.8        All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

Legal and Regulatory Expense
2.9        Except as otherwise provided in Section 2.14, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture Company. All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager's legal staff, and amounts paid in settlement of such litigation or claims.

Audit
2.10        Cost of annual audits under Section 10.4 of the Agreement.

Taxes
2.11       All taxes (except income taxes of any kind) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant

4

is separately responsible for income taxes which are attributable to its respective Participating Interest.

Direct Office and Camp Expenses
2.12       The costs of maintaining and operating a camp and a Venture Company district office if necessary, used for the Operations including office supplies, equipment, furnishings, food, utilities and other normal industry miscellaneous expenses.

Administrative Charge

2.13
a)        Each month, the Manager shall charge the Joint Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office and its district office overhead and general and administrative expenses to conduct each phase of the Operation, and which shall be in lieu of any management fee:

	i)	Exploration Phase - Ten percent (10%) of Allowable Costs;

	ii)	Development Phase - Five percent (5%) of Allowable Costs, but not to exceed a cumulative amount of $500,000;

	iii)	Major Construction Phase - Four percent (4%) of Allowable Costs, but not to exceed a cumulative amount of $1,000,000; and

	iv)	Mining Phase - Four percent (4%) of Allowable Costs.

b)        The term "Allowable Costs" as used in this Section 2.13 shall mean all charges to the Joint Account excluding (i) the administrative charge referred to in this Section 2.13; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Section 2.1 and 2.9. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

i)
The Exploration phase shall cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral. Such phase shall cease when a commercially recoverable reserve is determined to exist.

ii)
The Development phase shall cover those activities conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install relaxed fixed assets.

	iii)	The major construction phase shall include all activities involved in the construction of a mill, smelter or other ore processing facilities.

	iv)	The Mining phase shall include all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

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c)
The monthly administration charge shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio, the numerator of which is the direct labour costs charged to a particular property and the denominator of which is the total direct labour costs incurred for all properties served by the Manager.

d)	The following is a representative list of items comprising the Manager's business office expenses that are expressly covered by the administrative charges provided in this Section 2.13:

i)
Administrative supervision, which included services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

ii)
Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement and preparation of non-geology or non-technical reports; and

	iii)	Rentals and other charges for office and records storage space, telephone services, office equipment and supplies.

e)	The Participants shall annually review the administration charges and shall agree to amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

Other Expenditures
2.14       Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE 3 - BASIS OF CHARGES TO JOINT ACCOUNT

Purchases
3.1        Materials, equipment and machinery purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Joint Account when an adjustment is received from the vendor.

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Material Furnished by or Transferred to the Manager or a Participant
3.2        Any Material furnished by the Manager or Participant from its stocks or transferred to the Manager or Participant shall be priced and charged or credited to the Joint Account by the Manager on the following basis:

a)
New Material. New Material transferred from the Manager or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available at the Manager's or Participant's cost.

b)	Used Material.

	i)	Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

		A)	Used Material transferred by the Manager or Participant shall be priced at seventy-five percent (75%) of replacement cost or fair market value, whichever is lower;

B)
Used Material transferred to the Manager or Participant shall be priced (i) at seventy-five percent (75%) of the replacement cost or fair market value, whichever is lower, if such Material was originally charged to the Joint Account as new Material, or (ii) at sixty-five percent (65%) of the replacement cost or fair market value, whichever is lower, if such Material was originally charged to the Joint Account as good used Material.

ii)
Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of the replacement cost or fair market value, whichever is lower. The cost of any reconditioning shall be borne by the transferee.

iii)
All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing market prices, whichever is less. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes at fair market value.

c)
Obsolete Material. Any Material valued at or over ten thousand dollars ($10,000) which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

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Premium Prices
3.3        Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

Warranty of Material Furnished by the Manager or Participants
3.4        Neither the Manager nor any Participant warrants the Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE 4 - DISPOSAL OF MATERIAL

Disposition Generally
4.1        The Manager shall have no obligation to purchase a Participant's interest in Material. The Manager shall determine the disposition or major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or transfer to the Participants as provided in Section 4.2 below.

Distribution to Participants
4.2        Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credit shall be made to the Joint Account on the basis provided in Section 3.2 hereof.

Sales
4.3        Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the purchaser shall be charged back to the Joint Account if and when paid.

ARTICLE 5 - INVENTORIES

Periodic Inventories, Notice and Representations
5.1        At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants in accordance with Article 18 of the Agreement of its intent to take any inventory at least

8

thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

Reconciliation and Adjustment of Inventories
5.2        Reconciliation of inventory with charges to the Joint Account shall be made by the Manager, and a list of overages and shortages shall be furnished to the Management Committee within three (3) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture Company only for shortages due to lack of reasonable diligence.

Accounting Terms
5.3        All accounting terms not otherwise defined have the meanings assigned to them and all calculations to be made hereunder are to be made in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

______________________________*******______________________________

SCHEDULE “III”

to the Harrison Property, Joint Venture Agreement between, International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the 27th day of August, 2003.

ROYALTY INTERESTS

Advance Royalty
In the event commercial production has not commenced on the Properties, with the exception of those mineral claims subject to the Leader Option, on or before July 31, 2008, and if the Venture Company (JVC) continues to hold any interest in the Properties, the JVC shall pay to 606896 B.C. Ltd. an Advance Royalty of eighteen thousand dollars ($18,000) and a further eighteen thousand dollars ($18,000) on July 31st each year thereafter until commercial production has commenced on the Properties, as long as the JVC continues to hold any interest in the Properties.

Production Royalty
Net Smelter Return Royalty: means the amount in dollars calculated by multiplying the two percent (2%) royalty reserved for 606896 B.C. Ltd. times the Net Smelter Return.

Net Smelter Return means, for any period the difference between:

(a)	the sum of:

(i) the gross proceeds received by the JVC in that period from the sale of Products produced from the Properties, excepting those mineral claims subject to the Leader Option, to a party that is arm’s length to the JVC, or that would have been received by the JVC if the purchaser of the Products were at arm’s length to the JVC; and

(ii) in the case of the sale of Products that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Products in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

and

(b)	the sum of:

	(i)	the sum of any Advance Royalties paid and not subtracted from the Gross Rock Revenue gross proceeds;

	(ii)	any insurance costs in connection with shipping such Products;

	(iii)	any costs of transport;

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(iv)	all costs of the JVC associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

(v)	the costs of marketing, adjusted for rebates or allowance made or given;

(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the products or the value thereof; and

(vii)
any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such products are shipped that have not been previously deducted in the computation of gross proceeds.

Payment of the Net Smelter Return Royalty shall be quarterly, on a best estimate basis, within thirty (30) days following the end of each fiscal quarter during which the Properties are in commercial production. The records relating to the calculation of the royalty payments shall be audited annually at the end of each fiscal year and:

a)	any adjustment of payments shall be made forthwith;

b)	a copy of the audited statements shall be delivered to 606896 B.C. Ltd.; and

c)	606896 B.C. Ltd. shall have thirty (30) days after receipt of such statements to question their accuracy in writing and failing such objection the statements shall be deemed correct.

Production Royalty Purchase Option: The Production Royalty Purchase Option described in Section 7 of the Sale, Purchase and Assignment Agreement between 606896 B.C. Ltd. and Sutcliffe and in Section 8 of the Sale and Purchase Agreement between 606896 B.C. Ltd. and IMMC, whereby 606896 B.C. Ltd. granted, collectively to Sutcliffe and IMMC, the irrevocable right and option at any time prior to the end of the second year of commercial production on the Properties, to purchase from 606896 B.C. Ltd., fifty percent (50%) of the Production Royalty (i.e. 1% of Net Smelter Returns) by payment to 606896 B.C. Ltd., of one million dollars ($1,000,000) has, with the assignment by Sutcliffe and IMMC of their respective interests in the Properties to the JVC, become the right and option of the JVC.

The Royalty Purchase Option is exercisable by the JVC at the expense and for the benefit of Sutcliffe and IMMC in proportion to their respective interests in the JVC.

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3

Rock Royalty
Rock Royalty: means the amount in dollars calculated by multiplying the seven and one half percent (7.5%) royalty reserved for 606896 B.C. Ltd. times the Gross Rock Revenue.

Gross Rock Revenue means, for any period the difference between:

(a)	the sum of:

(i) the gross proceeds received by the JVC in that period from the sale of sand, rock or gravel (collectively the “Rock”) produced from the Properties, excepting those mineral claims subject to the Leader Option, to a party that is arm’s length to the JVC, or that would have been received by the JVC if the purchaser of rock were at arm’s length to the JVC;

and

(b)	the sum of:

(i)	the sum of any Advance Royalties paid and not subtracted from the Net Smelter Return gross proceeds;

(ii)	any insurance costs in connection with shipping such Rock;

(iii)	any costs of transport;

(iv)	all costs of the JVC associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

(v)	the costs of marketing, adjusted for rebates or allowance made or given;

(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Rock or the value thereof; and

(vii)	any treatment, beneficiation or other charges or penalties deducted by any purchaser to whom such Rock is shipped that have not been previously deducted in the computation of gross proceeds.

Payment of the Rock Royalty shall be quarterly, on a best estimate basis, within thirty (30) days following the end of each fiscal quarter during which the Rock on the Properties is recovered and sold commercially. The records relating to the calculation of Rock Royalty payments shall be audited annually at the end of each fiscal year and:

a)	any adjustment of payments shall be made forthwith;

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b)	a copy of the audited statements shall be delivered to 606896 B.C. Ltd.; and

c)	606896 B.C. Ltd. shall have thirty (30) days after receipt of such statements to question their accuracy in writing and failing such objection the statements shall be deemed correct.

Rock Royalty Purchase Option: the Rock Royalty Purchase Option described in Section 8 of the Sale, Purchase and Assignment Agreement between 606896 B.C. Ltd. and Sutcliffe and in Section 9 of the Sale and Purchase Agreement between 606896 B.C. Ltd. and IMMC, whereby 606896 B.C. Ltd. granted, collectively to Sutcliffe and IMMC, the irrevocable right and option at any time and from time to time, to purchase from 606896 B.C. Ltd., sixty-six and two thirds percent (66.667%) of the Rock Royalty (i.e. five percent (5%) of Gross Rock Revenues) on payment to 606896 B.C. Ltd., of $500,000 for each thirteen and one third percent (13.333%) of the Rock Royalty, (one percent (1%) of Gross Rock Revenues) acquired, to a maximum of two million, five hundred thousand dollars ($2,500,000) to acquire five percent (5%) of Gross Rock Revenues, has, with the assignment by Sutcliffe and IMMC of their respective interests in the Properties to the JVC, become the right and option of the JVC.

*************************

SCHEDULE “IV”

to the Harrison Property, Joint Venture Agreement between, International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the 27th day of August, 2003.

AREA OF INTEREST

Any After Acquired Property, any portion of which falls within two (2) kilometres of the boundaries of the area outlined in black on the map below shall for the purposes of this Agreement, constitute the Area of Interest.

SCHEDULE “V”

to the Harrison Property Joint Venture Agreement between International Millennium Mining Corp. and Sutcliffe Resources Ltd. made effective as of the 27th day of August, 2003.

NET PROFITS ROYALTY

The purpose of this Schedule “V” is to define “Net Profits Royalty,” and to provide a method for calculating amounts to be paid by a Participant and received by a non-participating party whose interest shall have been converted to a Net Profits Royalty (the “Net Profits Owner”) under the Agreement. The intent herein is that the Net Profits Owner shall be entitled to receive payments hereunder only when the Participant has recouped from Receipts, all costs, expenditures and investment (with interest thereon as provided herein) incurred by the Participant in its efforts to develop, operate, mine and beneficiate minerals in commercial quantities from or for the benefit of the Properties to which the Net Profits Royalty applies.

Definition of Net Profits
1.1        Net Profits of a Participant shall be any excess of such Participant’s cumulative Receipts over its cumulative Disbursements, determined as of the date of computation.

Computation of Net Profits Royalty
1.2         The Participant shall compute its Net Profits as of the end of each calendar quarter by calculating the excess as of the date of computation, of its cumulative Receipts over its cumulative Disbursements. On or before the last day of each calendar quarter, the Participant shall furnish the Net Profits Owner a statement setting forth, in reasonable detail, the computation of such Net Profits Owner’s pro-rata share of any Net Profits due to such Net Profits Owner for the previous calendar quarter. The Net Profits Owner, upon at least thirty (30) days advance written notice to a Participant, shall have the right, not more often than once per year, at its sole expense, to audit the records of such Participant relating to the computation of the Net Profits Royalty for any calendar year or portion thereof within the twenty-four (24) month period following the end of such calendar year.

Payment of Net Profits Royalty
1.3         The Net Profits Royalty shall be calculated by multiplying the Net Profits times the Net Profits Royalty percentage payable to the Net Profits Owner specified in the Agreement. At the end of each calendar quarter, the Participant shall pay the Net Profits Owner any excess of the Net Profits Royalty owing and payable as of the end of the preceding calendar quarter over the cumulative Net Profits Royalty payments previously made by the Participant.

Calculation of Receipts and Disbursements

1.4	a)
“Receipts” shall be the value of the Participant’s share of Products produced (the “Production”) from the Properties to which the Net Profits Royalty applies (hereinafter called “Net Profits Lands”), determined as follows:

2

i)
  If the mineral or concentrate is sold to a purchaser other than a Participant or an Affiliate of a Participant, Receipts shall be the sales price at the point of sale, less all costs of marketing, including rebates or other allowances made or given in connection with such sale.

ii)
 If the mineral or concentrate is sold to a Participant or an Affiliate of a Participant, or is processed beyond the concentrate stage, Receipts shall be the fair market value of the mineral or concentrate on the date of sale or shipment for further processing, and shall be deemed realized at the point of sale or shipment for further processing. In the absence of agreement on the fair market value, the matter shall be arbitrated pursuant to the Agreement.

b)
“Disbursements” shall mean all costs and expenditures of whatsoever nature attributable to the Net Profits Lands which are subject to the Net Profits Royalty specifically including Net Smelter Royalties to 606896 B.C. Ltd. and all costs and expenses of Operations conducted with respect thereto, whether or not located on the Properties, but which are convenient or necessary for the Development, Mining, Operations, and beneficiation of Products from the Properties, including all expenditures for Exploration, Feasibility Studies, Development, Mine Construction, and mine Operations approved and carried out on such Net Profits Lands, including all joint Operations, purchase of all equipment, facilities, and construction of all necessary facilities, and including all land holding costs whether in the form of rentals, options, or similar payments. In addition to such costs and expenditures, interest shall be computed quarterly in arrears on the average excess of cumulative Disbursements over cumulative Receipts as of the end of each quarter at a rate of two (2) percentage points over the prime rate extended by TD Canada Trust Bank at the main branch, Vancouver, British Columbia from time to time, but not in excess of the rate allowed by law, and such interest shall be added to the cumulative Disbursements. There shall be excluded from costs and expenses includable in Disbursements only:

	i)	Any Net Profits Royalty payments to a Net Profits Owner;

	ii)	income taxes and actual interest costs of the Participant in funding its share of Disbursements, if any;

	iii)	charges for depletion, depreciation, amortization and other similar periodic write-offs.

c)
Receipts and Disbursements shall be determined by the accrual method, but shall not include any item arising prior to the effective date of the Net Profits Royalty for which the computation is being made except Disbursements arising under a program in effect on such effective date.

Attribution of Receipts and Disbursements
1.5         In determining the extent to which any item of Receipts or Disbursements is attributable to the Net Profits Lands, the following shall apply:

3

a)	Any item of Receipts or Disbursements reasonably attributable solely to the Net Profits Lands shall be so attributed.

b)	Any item not so attributable, shall be attributed as follows:

i)
Receipts from commingled Production shall be attributed to the Net Profits Lands in the same ratio as units of Production from such Net Profits Lands commingled during the quarter under consideration bear to total units of Production from all sources commingled therewith during such quarter. Any commingled units of Production not so attributed shall be included as units produced as they are commingled in subsequent periods.

ii)
Disbursements which are normally depreciable shall be attributed to the Net Profits Lands in the same ratio as the remaining reserves of such Net Profits Lands bears to the total remaining reserves from all sources benefiting from such disbursement. The fact that additional Net Profits Lands may subsequently benefit from such item shall be disregarded.

iii)
Disbursements which are normally depletable or amortizable shall be allocated to the Net Profits Lands for which the cost was incurred on the ratio which the respective acreage of such Net Profits Lands bears to the total acreage for which such cost was incurred.

	iv)	Disbursements which are normally considered to be operating costs, shall:

c.
As to Production costs, be attributed to Net Profits Lands in the same ratio that Production from such Net Profits Lands covered by the program under which the item arises bears to Production from the Properties covered thereby. Production costs shall be considered chargeable costs as incurred, without regard to any effect of inventories maintained by the Participant.

d.
As to Exploration costs, be attributed to the Net Profits Lands on which the work was performed in the ratio that the acreage of such Net Profits Lands bears to the total acreage for which such costs were incurred.

e.	As to direct cost items not described in section 1.5 b) iv) a. or b. above, be attributed to Net Profits Lands and to other Properties on a reasonable basis.

f.
As to indirect overhead costs, first to be attributed, to the extent reasonably applicable, to one or more of the categories of direct costs described in section 1.5 b) iv) above. Those items not so attributable shall be allocated to all such categories in the ratio that the total cost of each category before such allocation bears to the total cost of all such categories before such allocation.

SCHEDULE “VI-A”

to the Harrison Property, Joint Venture Agreement between, International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the 27th day of August, 2003.

SALE AND PURCHASE AGREEMENT

Between 606896 B.C. Ltd. and International Millennium Mining Corp.

(ATTACHED)

SCHEDULE “VI-B”

to the Harrison Property, Joint Venture Agreement between, International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the 27th day of August, 2003.

SALE, PURCHASE AND ASSIGNMENT AGREEMENT

Between 606896 B.C. Ltd., Sutcliffe Resources Ltd. and International Millennium
Mining Corp.

(ATTACHED)

SCHEDULE “VII”

to the Harrison Property, Joint Venture Agreement between, International Millennium Mining Corp. and Sutcliffe Resources Ltd. entered into the 27th day of August, 2003.

LEADER OPTION

(SEE COPY OF LEADER MINING INTERNATIONAL INC.
OPTION/JOINT VENTURE AGREEMENT ATTACHED)

INTERNATIONAL MILLENNIUM MINING CORP.
SUTCLIFFE RESOURCES LTD.
HARRISON LAKE PROJECT
BRITISH COLUMBIA, CANADA
PROPERTY LOCATION MAP
0
5
10
KILOMETRES
Mar., 2003
PROVINCE OF
B. E. NICHOLSON
BRITISH COLUMBIA
GEOSCIENTIST
INTERNATIONAL MILLENNIUM MINING CORP.
SUTCLIFFE RESOURCES LTD.
CLEAR CREEK
BLOCK 4
BLOCK 3
BLOCK 1
Big Silver Camp (INTERFOR)
SILVER RIVER
Clear Cr.
HARRISON HOLDINGS INC.
Harrison
Lake
Silver Camp DLS (WFP)
Cogburn Creek DLS Camp(LP)
MINVITA ENTERPR.
(LEADER MINING J.V.)
TEUTON
(LEADER MINING J.V.)
STELLAR
PACIFIC
VENTURES
LEADER MINING INTERNL
TEUTON / MINVITA
LTD.
SANTOY RES.
B.C. NICKEL MINE
SANTOY RES.
SANTOY RESOURCES LTD.
GOLDNEV RES.
LEADER MINING
LEADER MINING
Charles Cr.
Ruby
FRASER
RIVER
YALE
HOPE

AMENDING AGREEMENT
HARRISON PROPERTY JOINT VENTURE AGREEMENT

THIS AGREEMENT is entered into this 5th day of January, 2004

BETWEEN:

INTERNATIONAL MILLENNIUM MINING CORP. a company incorporated under the laws of the Province of British Columbia having an office at Suite 502 - 595 Howe Street, Vancouver, British Columbia, V6C 2T5

(hereinafter "IMMC")

OF THE FIRST PART;

AND:

SUTCLIFFE RESOURCES LTD. a company incorporated under the laws of the Province of British Columbia having an office at Suite 420 - 625 Howe Street, Vancouver, British Columbia, Canada, V6C 2T6

(hereinafter "Sutcliffe")

OF THE SECOND PART;

WHEREAS:

A.
IMMC and Sutcliffe entered into a Joint Venture Agreement, made as of the 27th day of August 2003, (the “Joint Venture Agreement”) a copy of which is attached hereto as Schedule “A”, wherein IMMC and Sutcliffe acknowledged their respective acquisition of fifty percent (50%) undivided right, title and interest in and to seventy-six (76) contiguous mineral claims comprised of 770 claim units, situated in New Westminster Mining District, in the Province of British Columbia, near Harrison Lake, (the “Properties”) subject to the terms and conditions set out in a Sale and Purchase Agreement and a Sale, Purchase and Assignment Agreement, both made effective the 7th day of March 2003, (the “Acquisition Agreements”);

B.
Under terms of the Joint Venture Agreement, IMMC and Sutcliffe agreed that from and after the Closing Date, as defined in the Joint Venture Agreement, all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken by IMMC and Sutcliffe in connection with the Properties is to be done, transacted, undertaken or performed in the name of the Venture Company described in the Joint Venture Agreement;

C.
IMMC and Sutcliffe have each entered into agreements to amend certain terms of the respective Acquisition Agreements which affect the Closing Date set out in the Joint Venture Agreement and therefore IMMC and Sutcliffe now wish to amend the Joint Venture Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants hereinafter contained and in consideration of the

Amending Agreement
January 5, 2004,
Harrison Prop. Joint Venture Agreement – page 2

sum of Ten Dollars ($10.00) paid by each party to the other, (the receipt and sufficiency of which is hereby acknowledged) the parties hereto wish to amend the Joint Venture Agreement as follows:

Section 3.6 on page 7 of the Joint Venture Agreement shall be deleted in its entirety and the following Section 3.6, shall be substituted in its place;

“Closing Date
3.6              The closing of this Agreement shall occur at the office of IMMC on the Closing Date. The Closing Date shall be no later than October 31, 2004, or such later date as the parties may agree upon in writing.”

In all other respects the Joint Venture Agreement shall, apart from this present amendment, remain unchanged, in good standing and in full force and effect.

This Amending Agreement is hereby acknowledged, accepted and agreed to by the parties as at the date first above written as being fully part of the Joint Venture Agreement.

INTERNATIONAL MILLENNIUM		)
MINING CORP.		)
)
By:	/s/ John A. Versfelt	)	c/s
	John A. Versfelt, President	)
)
By:	/s/ D. Alex Caldwell	)
	D. Alex Caldwell, Director	)

SUTCLIFFE RESOURCES LTD.		)
)
By:	/s/ Laurence Stephenson	)	c/s
	Laurence Stephenson, President	)
)
By:	/s/ Glen Indra	)
	Glen Indra, Director	)